                                                       -------------------------------------------------------
Wesmark West VA Muni Bond Fund             Yield = 2{(         $251,065.83 -     $53,663.17 )+1)^6-1}=
                                                       -------------------------------------------------------
Computation of SEC Yield                                         6,158,217 *(               $10.24 -           0.00000)
As of:  July 31, 1997
                                                       SEC Yield =                           3.79%

Dividend and/or Interest
Inc for the 30 days ended     251,065.83

Net Expenses for              $53,663.17
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends           6,158,217

Maxium offering price             $10.24
per share as of 7-31-97

Undistributed net income         0.00000

Tax Equivalent Yield
(assumes individual
  does not itemize
  on Federal Return)

100 % minus the Federal
taxable % (100%-28%=72%)

30 SEC yield / by the tax
equiv % (0.00% / 72.0%)=           5.26%